FOR IMMEDIATE RELEASE           Contact:    Alan D. Eskow
                                            Senior Vice President & Controller
                                            Valley National Bancorp
                                            (973) 305-4003


WAYNE, N.J., Sept. 19 - PRNewswire -- Valley National Bancorp (NYSE:VLY) reported, in connection with its recently announced agreement to merge with Merchants New York Bancorp, Inc., the termination of its common stock repurchase plan, effective September 19, 2000. Valley's Board of Directors had authorized on May 23, 2000, the repurchase of up to 3,000,000 shares of the Company's outstanding common stock. As of September 19, 2000, the Company had repurchased 571,070 common shares. The balance of 2,428,930 common shares have not been repurchased. The Board, effective September 19, 2000, rescinded the authorization for the Company to repurchase the remaining common shares.